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NationsBank Corporation and Subsidiaries                                                    Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
(Dollars in Millions)
                                                                        Year Ended December 31
                                                             --------------------------------------------
                                                Six Months
                                                  Ended
                                              June 30, 1995    1994     1993     1992     1991     1990
                                             --------------- -------- -------- -------- -------- --------
Excluding Interest on Deposits
------------------------------

Income before taxes......................... $        1,385 $  2,555 $  1,991 $  1,396 $    109 $    625

Equity in undistributed earnings
  of unconsolidated subsidiaries............             (3)      (3)      (5)      (1)      (1)      (1)

Fixed charges:
      Interest expense (including
        capitalized interest)...............          2,188    2,896    1,421      916    1,291    1,852
      Amortization of debt discount and
        appropriate issuance costs..........              4        8        6        3        2        3
      1/3 of net rent expense...............             62      114       96       91       82       66
                                             --------------- -------- -------- -------- -------- --------
        Total fixed charges.................          2,254    3,018    1,523    1,010    1,375    1,921

Preferred dividend requirements.............              6       15       16       29       31       38

Earnings (excluding capitalized interest)... $        3,636 $  5,570 $  3,509 $  2,398 $  1,471 $  2,533
                                             =============== ======== ======== ======== ======== ========

Fixed charges............................... $        2,260 $  3,033 $  1,539 $  1,039 $  1,406 $  1,959
                                             =============== ======== ======== ======== ======== ========

Ratio of Earnings to Fixed Charges..........           1.61     1.84     2.28     2.31     1.05     1.29



Including Interest on Deposits
------------------------------

Income before taxes......................... $        1,385 $  2,555 $  1,991 $  1,396 $    109 $    625

Equity in undistributed earnings
  of unconsolidated subsidiaries............             (3)      (3)      (5)      (1)      (1)      (1)

Fixed charges:
      Interest expense (including
        capitalized interest)...............          3,814    5,310    3,570    3,688    5,611    6,683
      Amortization of debt discount and
        appropriate issuance costs..........              4        8        6        3        2        3
      1/3 of net rent expense...............             62      114       96       91       82       66
                                             --------------- -------- -------- -------- -------- --------
        Total fixed charges.................          3,880    5,432    3,672    3,782    5,695    6,752

Preferred dividend requirements.............              6       15       16       29       31       38

Earnings (excluding capitalized interest)... $        5,262 $  7,984 $  5,658 $  5,170 $  5,791 $  7,365
                                             =============== ======== ======== ======== ======== ========

Fixed charges............................... $        3,886 $  5,447 $  3,688 $  3,811 $  5,726 $  6,790
                                             =============== ======== ======== ======== ======== ========

Ratio of Earnings to Fixed Charges..........           1.35     1.47     1.53     1.36     1.01     1.08
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